Exhibit 10.2

Execution Version

Security and Pledge Agreement

made by

the Grantors referred to herein,

as Grantors,

in favor of

Wilmington Savings Fund Society, FSB,

as the Collateral Agent

Dated November 6, 2024

Table of Contents

Section 1. Defined Terms	1
Section 2. Grant of Security	1
Section 3. Security for Secured Obligations	6
Section 4. Grantors Remain Liable	6
Section 5. Delivery of Security Collateral	7
Section 6. Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights; Giving Notice of Commercial Tort Claims; Letter-of-Credit Rights	7
Section 7. Representations and Warranties	8
Section 8. Further Assurances	9
Section 9. Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts	10
Section 10. As to Intellectual Property Collateral	11
Section 11. Voting Rights; Dividends; Etc.	12
Section 12. Collateral Agent Appointed Attorney-in-Fact	12
Section 13. Collateral Agent May Perform	13
Section 14. The Collateral Agent’s Duties	13
Section 15. Remedies	13
Section 16. Expenses	15
Section 17. Amendments; Waivers; Additional Grantors; Etc.	15
Section 18. Notices, Etc.	15
Section 19. Continuing Security Interest; Assignments under the Indenture	16
Section 20. Release; Termination	16
Section 21. Execution in Counterparts	16
Section 22. The Mortgages	16
Section 23. Governing Law; Jurisdiction; Etc.	16

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SCHEDULES

Schedule I	--	Location, Chief Executive Office, Type Of Organization, Jurisdiction Of Organization And Organizational Identification Number
Schedule II	--	Pledged Interests and Pledged Debt
Schedule III	--	Patents, Trademarks and Copyrights
Schedule IV	--	Commercial Tort Claims
Schedule V	--	Letter-of-Credit Rights

EXHIBITS:

Exhibit A	--	Form of Security Agreement Supplement
Exhibit B	--	Form of Intellectual Property Security Agreement
Exhibit C	--	Form of Intellectual Property Security Agreement Supplement

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SECURITY AND PLEDGE AGREEMENT dated as of November 6, 2024 (as amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time, this “Agreement”), made by each of the signatories hereto designated as a Grantor on the signature pages hereto (each a “Grantor” and, collectively, the “Grantors”), in favor of Wilmington Savings Fund Society, FSB, a federal savings bank (“Wilmington”), as Collateral Agent (in such capacity, and together with any successor, the “Collateral Agent”) for the Holders (as defined in the Indenture) under the Indenture (as defined below).

PRELIMINARY STATEMENTS

(1)Inseego Corp., a Delaware corporation (the “Issuer”) and Wilmington, as Trustee (in such capacity, and together with any successor, the “Trustee”), have entered into a First Supplemental Indenture dated of even date herewith (the “Supplemental Indenture”), to the Indenture dated as of November 6, 2024 (the “Base Indenture” and, as amended, amended and restated, modified and supplemented by the Supplemental Indenture, the “Indenture”), between the Issuer and the Trustee.

(2)Pursuant to the Indenture, the Issuer has established a new series of Securities to be titled the Issuer’s “9.0% Senior Secured Notes due 2029” (the “Notes”) in the initial aggregate principal amount not to exceed $40,879,260 and the Holders have agreed to purchase such Notes upon the terms and subject to the conditions set forth therein.

(3)It is a condition precedent to the obligation of the Holders to purchase the Notes that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Holders to purchase the Notes, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties, as follows:

Section 1. Defined Terms. “Secured Parties” shall mean the collective reference to the Collateral Agent, the Trustee and the Holders. “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority. Terms defined in the Indenture and not otherwise defined in this Agreement are used in this Agreement as defined in the Indenture; provided, that terms defined in Article 8 or 9 of the UCC are used in this Agreement as such terms are defined in such Article 8 or 9 (including, but not limited to, Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Proceeds, Securities Accounts, Securities Intermediary, Security, Security Entitlements and Supporting Obligations).

Section 2. Grant of Security. As security for the payment and performance in full of the Obligations (as defined in the Supplemental Indenture), each Grantor hereby unconditionally grants, pledges and assigns to the Collateral Agent, for the ratable benefit of the Secured Parties, a continuing security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all Accounts;

(b) all cash and Cash Equivalents;

(c) all Chattel Paper;

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(d) all Commercial Tort Claims set forth on Schedule IV hereto, and all other Commercial Tort Claims hereafter acquired for which notice is required to be provided pursuant to Section 6(b) below;

(e) all Deposit Accounts;

(f) all Documents;

(g) all Equipment;

(h) all Fixtures;

(i) all General Intangibles;

(j) all Goods;

(k) all Instruments;

(l) all Inventory;

(m) all Letter-of-Credit Rights;

(n) all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency;

(o) the following (the “Security Collateral”):

(i) all indebtedness from time to time owed to such Grantor, including, without limitation, the Indebtedness set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such indebtedness whether or not so set forth being the “Pledged Debt”), and the instruments and promissory notes, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Debt; and

(ii) all Equity Interests (other than the Equity Interest described on Schedule VI attached hereto, the “Excluded Equity Interests”) of any Person from time to time acquired, owned or held directly by such Grantor in any manner, including, without limitation, the Equity Interests owned or held by each Grantor set forth opposite such Grantor’s name on and otherwise described on Schedule II (as such Schedule II may be supplemented from time to time by supplements to this Agreement) (all such Equity Interests whether or not so set forth being the “Pledged Interests”), and the certificates, if any, representing such shares or units or other Equity Interests (other than the Excluded Equity Interests), and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests (other than the Excluded Equity Interests) and all warrants, rights or options issued thereon or with respect thereto;

(p) all Investment Property and all Financial Assets and the certificates or instruments, if any representing such Investment Property or Financial Assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange therefor and all warrants, rights or options issued thereon or with respect thereto;

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(q) all contracts and agreements between any Grantor and one or more additional parties (including, without limitation, any Swap Contracts, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements) and the IP Agreements (as hereinafter defined), in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements (all such Collateral in this clause (q) being the “Agreement Collateral”);

(r) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models, statutory invention registrations and all inventions, including those claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, trademark applications, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, and all general intangibles of like nature whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and all other intellectual and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, including, without limitation, the registrations and applications for registration of United States intellectual property set forth in Schedule III hereto (as such Schedule III may be supplemented from time to time by supplements to this Agreement, each such supplement being substantially in the form of Exhibit C hereto (an “IP Security Agreement Supplement”) executed by such Grantor in favor of the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof; and

(vii) all written agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”) and all rights of such Grantor thereunder;

(s) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;

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(t) all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(u) all Proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and Supporting Obligations relating to, any and all of the Collateral (including, without limitation, Proceeds, collateral and Supporting Obligations that constitute property of the types described in clauses (a) through (s) of this Section 2), and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral;

provided that notwithstanding anything to the contrary contained in the foregoing clauses (a) through (u), the security interest created by this Agreement shall not extend to, and the terms “Collateral,” “Security Collateral,” “Agreement Collateral,” “Intellectual Property Collateral” and other terms defining the components of the Collateral in the foregoing clauses (a) through (u) shall not include, any of the following (collectively, the “Excluded Assets”) so long as such assets or property constitute Excluded Assets:

(i) to the extent segregated from other assets of a Grantor in a segregated account that contains amounts comprised solely and exclusively of such funds, cash, Cash Equivalents or other assets comprised solely of (x) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Grantor’s employees, (y) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (z) any other funds which the Issuer or any of its Subsidiaries holds in trust or as an escrow or fiduciary for another person, in each case, in the ordinary course of business, which is not a subsidiary of the Issuer or in respect of which liens permitted in accordance with and which are not required to be pari passu or junior to the liens securing the Obligations have been granted to, another Person (the foregoing being referred to herein as “Trust Funds”) and any accounts or trusts used solely to hold such Trust Funds;

(ii) any lease, license or other agreement, contract, instrument or any property subject to a purchase money security interest, a lease or other similar arrangement permitted under the Indenture pursuant to the definition of “Permitted Liens” to the extent that (and only for so long as) a grant of a security interest therein is prohibited by such lease, license, agreement, or purchase money debt arrangements, lease obligation or similar arrangement, or create a right of termination in favor of any other party thereto (other than the Issuer or any of its Subsidiaries) (in each case so long as the term giving rise to such violation, invalidation or right of termination was not implemented in anticipation of this exclusion), in each case to the extent not rendered unenforceable pursuant to applicable anti-assignment provisions of the UCC or other applicable law (including the Bankruptcy Code); provided that the Collateral shall include proceeds and receivables (that are not themselves Excluded Assets) of any property excluded under this clause (iv);

(iii) any assets or property to the extent that taking such actions would violate a contractual obligation so long as (x) (1) in the case of assets owned by any Grantor in existence on the Issue Date, such contractual obligation is in existence on the Issue Date and (2) in the case of assets acquired after the Issue Date, such contractual obligation was existing at the time of the acquisition thereof and, (y) in each case, such contractual obligation was not created or made binding on such assets in contemplation of this exclusion or in contemplation or in connection with the acquisition of such assets and (z) solely to the extent the applicable prohibition or requirement for consent is not rendered ineffective pursuant to applicable provisions of the UCC; provided, that the Collateral shall include proceeds and receivables (that are not themselves Excluded Assets) of any property excluded under this clause (v);

(iv) any equity interests in joint ventures or any non-wholly owned Subsidiary to the extent prohibited by any contractual obligation (not entered in contemplation thereof) or organization documents or to the extent that the grant of a security interest therein would require the consent of any Person (other than Issuer or any of its Restricted Subsidiaries) (in each case so long as such prohibition or requirement of consent was not implemented in anticipation of this exclusion) who owns Equity Interests in such joint venture or non-wholly owned Subsidiary which consent has not been obtained, in each case to the extent the applicable prohibition or requirement for consent is not rendered ineffective pursuant to applicable provisions of the UCC; provided that the Collateral shall include proceeds and receivables (that are not themselves Excluded Assets) of any property excluded under this clause (vi);

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(v) any leasehold rights and interests in real property (including Fixtures related thereto);

(vi) any property or asset of any Grantor, to the extent (A) that any applicable law or Governmental Authority prohibits or restricts the creation of a Lien thereon or such creation would require a consent of any Governmental Authority that has not been obtained, in each case to the extent the applicable prohibition or requirement for consent is not rendered ineffective pursuant to applicable provisions of the UCC or (B) the grant of a security interest therein would result in materially adverse tax (including as a result of the operation of Section 956 of the Code or any similar law in any applicable jurisdiction), accounting or regulatory consequences, in each case, as reasonably determined by the Issuer; provided that the Collateral shall include proceeds and receivables (that are not themselves Excluded Assets) of any property excluded under this clause (vi);

(vii) any personal property of any Grantor, to the extent that the Issuer, in consultation with the Collateral Agent, reasonably determines that the cost, burden, difficulty or consequence of obtaining a security interest therein outweighs the benefit of the security afforded thereby;

(viii) any fee interest in owned real property (including Fixtures related thereto) (x) which is located outside the United States or (y) with either an appraisal or the Issue’s good faith estimate of the current value of such real property (including Fixtures related thereto) of less than $1,000,000, taken as a whole on the Issue Date (in the case of real property owned by any Grantor on the Issue Date) or at the time of acquisition thereof (in the case of real property acquired by any Grantor after the Issue Date);

(ix) any intent-to-use trademark applications or any intent-to-use service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein prior to such filing and acceptance would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable Grantor’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law;

(x) any governmental licenses or state or local franchises, charters and authorizations, to the extent that (and only for so long as) a grant of a security interest therein would be prohibited or restricted thereby, in each case to the extent the applicable prohibition or restriction is not rendered ineffective after giving effect to the applicable provisions of the UCC;

(xi) any asset acquired by the Issuer or any Restricted Subsidiary after the Issue Date that, at the time of the relevant acquisition, is encumbered to secure Indebtedness which is permitted to be assumed by the Issuer and/or one or more Restricted Subsidiaries in accordance with the definition of “Permitted Indebtedness” in the Indenture, to the extent such Lien is a Permitted Lien and the terms of such Indebtedness prohibit such asset from being pledged to secure the Obligations; provided that such prohibition was not implemented in contemplation of the relevant acquisition;

(xii) any margin stock (within the meaning of Regulation U issued by the FRB); and

(xiii) the Excluded Equity Interests; provided that the Excluded Equity Interests shall become Collateral under Section 2(o)(ii) hereof on the date on which the Company provides written notice to the Collateral Agent that the Telematics Business Sale (as defined in the Supplemental Indenture) has terminated or expired in accordance with its terms and the Company shall take all steps necessary or requested by the Collateral Agent under this Agreement to secure and pledge all such Excluded Equity Interests; provided further that the Company shall provide such written notice no later than five (5) Business Days following the termination or expiration of the Telematics Purchase Agreement (as defined in the Supplemental Indenture) in accordance with its terms.

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Notwithstanding anything to the contrary contained in the foregoing clauses (a) through (u) or in the Security Documents, no Grantor shall be required to (v) seek or obtain any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement except as expressly set forth in Section 8(c) hereof, (w) enter into control agreements with respect to, or otherwise perfect any security interest in the Collateral by “control” including over, securities accounts, cash and Cash Equivalents and accounts related to the clearing, payment processing and similar operations of the Issuer and its Subsidiaries, other than (I) certificates, if any, evidencing Pledged Interests and instruments, if any, evidencing Pledged Debt, for all such certificates and such instruments of all Grantors and (II) to the extent expressly set forth in Section 8(d) hereof, (x) if such Grantor is organized in the United States, take any action in, or required by the laws of, any jurisdiction (other than in the United States of America, any state thereof and the District of Columbia) to create a security interest in or to perfect any security interest in any Collateral, including any intellectual property rights (it being understood that, with respect to such Grantor, (I) there shall be no security documents governed by the laws of any jurisdiction (other than in the United States of America, any state thereof and the District of Columbia) and (II) there shall be no requirement of such Grantor to make any filings or take any action in any office in any foreign jurisdiction, including with respect to foreign intellectual property) in respect to any Foreign Subsidiary, (y) perfect the security interest in the following other than by the filing of a UCC financing statement in the filing office indicated in Section 9-501(a)(2) of the applicable UCC: (1) Fixtures (except to the extent subject to Mortgages), (2) Assigned Agreements, (3) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person, (4) Cash Equivalents, (5) uncertificated securities, (6) all instruments representing or evidencing the Pledged Debt in a principal amount of less than $500,000, for all such instruments owned by all Grantors, (7) motor vehicles and other assets subject to a certificate of title, (8) aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof, and (9) (A) Letter-of-Credit Rights with a value of less than $500,000, for all Letter-of-Credit Rights of all Grantors and (B) Commercial Tort Claims with stated amounts of less than $500,000, for all Commercial Tort Claims of all Grantors; or (z) perfect the security interest in certain Collateral in such circumstances where the Issuer , reasonably determines that the cost, burden, difficult or consequences of perfecting the security interest in such Collateral outweighs the benefit of the security afforded thereby (clauses (v), (w), (x), (y) and (z), collectively, the “Perfection Exceptions”).

Section 3. Security for Obligations. The Liens granted by each Grantor under this Agreement secure the payment and performance of all Obligations of the Issuer to the Holders, the Trustee or the Collateral Agent now or hereafter existing under the Supplemental Indenture, any Note (the Indenture and Notes, collectively, the “Secured Documents”) and the Security Documents (as defined in the Supplemental Indenture), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise). Without limiting the generality of the foregoing, the Liens granted by each Grantor under this Agreement secure the payment of all amounts that constitute part of the Obligations that would be owed by such Grantor to any Secured Party under the Secured Documents but for the fact that they are unenforceable or not allowable due to the effects of Debtor Relief Laws. Notwithstanding anything to the contrary contained in this Agreement or any provision of any other Secured Documents, the Obligations secured hereunder shall not extend to or include any Excluded Hedging Obligations of a Grantor. For purposes of this Section, “Excluded Hedging Obligation” shall mean with respect to any Grantor, any Hedging Obligation constituting a “swap” (within the meaning of section 1a(47) of the Commodity Exchange Act) obligation if, and to the extent that, all or a portion of the guaranty of such Grantor of, or the grant by such Grantor of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Grantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If any Hedging Obligation constituting a “swap” (within the meaning of section 1a(47) of the Commodity Exchange Act) obligation arises under a master agreement governing more than one such Hedging Obligation, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

Section 4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Secured Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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Section 5. Delivery of Security Collateral. (a) Any certificate representing or evidencing the Pledged Interests and any instrument representing or evidencing the Pledged Debt in a principal amount in excess of $500,000, for all such certificates and instruments of all Grantors shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. During the continuation of an Event of Default, the Collateral Agent shall have the right, at any time and with prior written notice to the Issuer, to (i) transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 11(a), (ii) exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations and (iii) convert Security Collateral consisting of Financial Assets credited to any Securities Account to Security Collateral consisting of Financial Assets held directly by the Collateral Agent, and to convert Security Collateral consisting of Financial Assets held directly by the Collateral Agent to Security Collateral consisting of Financial Assets credited to any Securities Account.

(b)With respect to any interest in any limited liability company or limited partnership constituting Security Collateral in which any Grantor has any right, title or interest, on the date hereof (after giving effect to the transactions contemplated by the Secured Documents and this Agreement) or in the future, and that constitutes a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC (but only to the extent that the issuer thereof is a wholly-owned Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (each, a “Domestic Subsidiary”)), such Grantor agrees that (i) such interest shall be certificated and (ii) each such interest shall at all times hereafter continue to be such a security and represented by such certificate. With respect to any interest in any limited liability company or limited partnership constituting Security Collateral in which any Grantor has any right, title or interest, on the date hereof (after giving effect to the transactions contemplated by the Secured Documents and this Agreement) or in the future, and that does not constitute a “security” within the meaning of Article 8 of the UCC (but only to the extent that the issuer thereof is a wholly- owned Domestic Subsidiary), such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(c)During the continuation of an Event of Default, promptly upon the request of the Collateral Agent, such Grantor will notify each issuer of Pledged Debt that such Pledged Debt is subject to the security interests granted hereunder.

(d)Each Grantor hereby irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Interests pledged hereunder by such Grantor to comply with any instruction received by it from the Collateral Agent in accordance with the terms of this Agreement during the continuance of any Event of Default, and each Grantor that is also an issuer of any Pledged Interests agrees to follow any such instructions.

Section 6. Electronic Chattel Paper, Transferable Records and Letter-of-Credit Rights; Giving Notice of Commercial Tort Claims; Letter-of-Credit Rights. So long as any Obligation of any Grantor under any Secured Document shall remain unpaid (other than contingent indemnification or other contingent obligations as to which no claim has been asserted) or any Letter-of-Credit shall be outstanding:

(a) during the continuation of an Event of Default, promptly upon the written request of the Collateral Agent, each Grantor will maintain all (i) Electronic Chattel Paper so that the Collateral Agent has control of the Electronic Chattel Paper in the manner specified in Section 9-105 of the UCC and (ii) transferable records so that the Collateral Agent has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record (“UETA”);

(b) each Grantor will give prompt notice to the Collateral Agent of any Commercial Tort Claims with a claimed amount in excess of $500,000, for all Commercial Tort Claims of all Grantors that may arise after the date hereof and will promptly execute or otherwise authenticate a supplement to this Agreement and otherwise take all necessary action, to subject such Commercial Tort Claim to the security interest created under this Agreement; and

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(c) each Grantor, by granting a security interest in Letter-of-Credit Rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all such Letter-of-Credit Rights of which it is or hereafter becomes a beneficiary or assignee (it being understood that no actions shall be required to perfect a security interest in Letter-of-Credit Rights other than filing of a Uniform Commercial Code financing statement). Upon the occurrence and continuation of an Event of Default, each Grantor will, promptly upon written request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify, upon written notice to such Grantor of its intention to do so) the issuer and each nominated person with respect to each of the letters of credit with a stated amount in excess of $500,000, that the Letter-of-Credit Rights have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit.

Section 7. Representations and Warranties. Each Grantor represents and warrants as follows (it being understood that none of the foregoing applies to the Excluded Assets):

(a) as of the Issue Date (after giving effect to the transactions contemplated by the Secured Documents and this Agreement), except as otherwise notified to the Collateral Agent pursuant to Section 9(a), (i) such Grantor’s exact legal name, as defined in Section 9-503(a) of the UCC, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any) and taxpayer identification number (if any), is correctly set forth on Schedule I hereto (as such Schedule I may be supplemented from time to time by supplements to this Agreement); and (ii) such Grantor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, in the state or jurisdiction set forth on Schedule I hereto;

(b) as of the Issue Date (after giving effect to the transactions contemplated by the Secured Documents and this Agreement), (i) all Pledged Interests consisting of certificated securities and (ii) all Pledged Debt evidenced or represented by instruments in a principal amount in excess of $500,000, for all such certificates and instruments of all Grantors have been (or promptly hereafter shall be) delivered to the Collateral Agent in accordance herewith and with the Indenture. As of the Issue Date, such Grantor shall not have any Pledged Debt or Pledged Interests other than that listed in Schedule II. Each such Grantor is the direct, sole beneficial owner and sole holder of record of the Collateral listed on Schedule II as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the benefit of the Holders under the Indenture and the Notes and Permitted Liens;

(c) such Grantor is the legal and beneficial owner of, or otherwise has the rights it purports to have in, the Collateral granted or purported to be granted by it free and clear of any Lien, claim option or right of others, except for the security interest created under this Agreement and Permitted Liens (as defined in the Supplemental Indenture) and has full power and authority to grant to the Collateral Agent the security interests in such Collateral pursuant hereto;

(d) the execution and delivery by such Grantor of this Agreement has been duly authorized by proper organizational proceedings of such Grantor, and this Agreement constitutes a legal valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(e) as of the Issue Date, the Pledged Interests pledged by such Grantor constitute the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule II hereto;

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(f) upon the filing of appropriate financing statements in the appropriate filing office and the recordation of the Intellectual Property Security Agreement (as hereinafter defined) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, all actions necessary to perfect the security interest, so far as perfection is possible under relevant law and required under the Security Documents, in the Collateral of such Grantor created under this Agreement with respect to which a Lien may be perfected by filing pursuant to the UCC or 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 shall have been duly made or taken and will be in full force and effect, and this Agreement creates in favor of the Collateral Agent for the ratable benefit of the Secured Parties a valid and, together with such filings and other actions, perfected, so far as perfection is possible under relevant law and required under the Security Documents, first priority security interest in such Collateral of such Grantor (subject to Permitted Liens permitted by the Supplemental Indenture), securing the payment of the Obligations to the extent provided herein;

(g) (i) except as could not reasonably be expected to materially adverse to itself and its Intellectual Property Collateral: (A) the operation of such Grantor’s business as currently conducted and the use of the Intellectual Property Collateral in connection therewith do not, to the knowledge of such Grantor, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party, (B) such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property Collateral, or is entitled to use all Intellectual Property Collateral, subject only to the terms of the IP Agreements and (C) each Grantor, as applicable, has made or performed, or caused to be made or performed, all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest, in full force and effect, in each and every item of such Grantor’s Intellectual Property Collateral, for which such Grantor has determined, in its reasonable business judgment, to take such action, including recordations of any of its interests in the United States Patents and United States Trademarks with the United States Patent and Trademark Office, and recordation of any of its interests in the United States Copyrights with the United States Copyright Office; and

(ii) as of the Issue Date, the intellectual property set forth on Schedule III hereto includes (A) all of the registered or applied for Patents, Trademarks and Copyrights owned by such Grantor and material to such Grantor’s business and (B) all domain names owned by any Grantor and material to such Grantor’s business, except for any domain names originated as a result of foreign intellectual property filings; in each of the foregoing clauses (A) and (B) which are included in the Intellectual Property Collateral; and

(h) as of the Issue Date such Grantor has no Commercial Tort Claims with a claimed value in excess of $500,000, for all Commercial Tort Claims of all Grantors on the Closing Date other than those listed in Schedule IV and additional Commercial Tort Claims as to which such Grantor has complied with the requirements of Section 6(b) hereof; and

(i) as of the Issue Date such Grantor has no Letter-of-Credit Rights with an individual stated amount in excess of $500,000, for all Letter-of-Credit Rights of all Grantors other than those listed in Schedule V.

Section 8. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Collateral Agent may reasonably request in writing, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor; provided that each Grantor shall, within thirty (30) days hereof, (A) execute and file any documents required to effect and record the applicable change of ownership and assignments with the United States Patent and Trademark Office and the United States Copyright Office where active registrations or pending applications for the registrations of all Intellectual Property Collateral owned by a Grantor as of the Issue Date are still recorded in the name of any person other than the Grantor or (B) where the current record owner or chain of title otherwise (as of the date hereof) of any active registration or pending application for registrations of all such Intellectual Property Collateral is materially incorrect for any other reason. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor (i) if any such Collateral with a value in excess of $500,000, for all such Collateral of all Grantors shall be evidenced by a promissory note or other instrument or Chattel Paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be reasonably necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; notwithstanding anything to the contrary herein or in any Security Document, the Grantors shall not have any obligation to perfect any security interest granted hereunder in any Intellectual Property Collateral in any jurisdiction other than the United States, any state thereof or the District of Columbia; (iii) deliver and pledge to the Collateral Agent for ratable benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank (to the extent required to be pledged pursuant to the Indenture or this Agreement); and (iv) deliver to the Collateral Agent evidence that all other action reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

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(b) Each Grantor hereby authorizes the Collateral Agent to file, at any time or from time to time, one or more UCC financing or continuation statements, and amendments thereto, including, without limitation, one or more UCC financing statements indicating that such financing statements cover all assets or all personal property, whether now owned or hereafter acquired (or words of similar effect) of such Grantor, in each case without the signature of such Grantor.

(c) The Grantors shall use commercially reasonable efforts to obtain a landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement after the Issue Date solely with respect to the Issuer’s headquarters; provided that, (x) if despite commercially reasonable efforts, such an agreement is not executed within sixty (60) days of the Issuer’s request for a waiver from the applicable landlord, the Grantors shall have no further obligation to obtain such an agreement and (y) for the avoidance of doubt, no such agreement shall be required in respect of any other leased real property.

(d) Each Grantor will use commercially reasonable efforts to obtain account control agreements with respect to each Deposit Account, Securities Account and Commodities Account (in each case that do not otherwise constitute Excluded Assets); provided that, (x) if despite commercially reasonable efforts, such an agreement is not executed within ninety (90) days after the Issue Date (or the establishment of the applicable account) with respect to a particular account, such Grantor shall have no further obligation to obtain such agreement and perfection by “control” shall not be required with respect to such account and (y) any such efforts shall not require any Grantor to move any such accounts to any other account bank or to close any such account.

Section 9. Post-Closing Changes; Bailees; Collections on Assigned Agreements and Accounts. (a) Each Grantor will give prompt written notice to the Collateral Agent of any change in its exact legal name, as defined in Section 9-503(a) of the UCC, type of organization, jurisdiction of organization or incorporation, organizational identification number (if any) and taxpayer identification number (if any) from those set forth in Schedule I (provided that such written notice shall be given no later than ten (10) Business Days after such change) and will take all action reasonably required for the purpose of perfecting or protecting the security interest granted by this Agreement.

(b) Except as otherwise provided in this Section 9(b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under its Accounts. In connection with such collections, such Grantor may take (at the Collateral Agent’s direction during the continuation of an Event of Default, shall take) such commercially reasonable action as such Grantor (or during the continuation of an Event of Default, the Collateral Agent) may deem necessary or advisable to enforce collection thereof; provided, however, that, the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default and upon prior written notice to such Grantor of its intention to do so, to notify the obligors under any Accounts, of the assignment of such Accounts to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Accounts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Accounts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of written notice from the Collateral Agent and during the continuation of an Event of Default, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Accounts, of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be either (A) released to such Grantor to the extent permitted under the terms of the Indenture to the extent an Event of Default no longer shall be continuing or (B) if any Event of Default shall be continuing, and (ii) except with the consent of the Collateral Agent, acting at the written direction of the Holders as required under the Indenture, such Grantor will not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any obligor thereof, or allow any credit or discount thereon. During the continuation of an Event of Default, no Grantor will permit or consent to the subordination of its right to payment under any of the Accounts to any other indebtedness or obligations of the obligor thereof except with the consent of the Collateral Agent (acting at the written direction of the Holders as required under the Indenture).

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Section 10. As to Intellectual Property Collateral. (a) Except with respect to any Intellectual Property Collateral that a Grantor, in its reasonable discretion, determines is no longer worth maintaining, with respect to each item of its Intellectual Property Collateral owned by a Grantor, each Grantor agrees to take, at its expense, commercially reasonable steps in the United States, including, without limitation, in the United States Patent and Trademark Office, the United States Copyright Office and any other domestic governmental authority, as applicable, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration (to the extent registrable) and maintenance of each application and registration for any Patent, Trademark or Copyright owned by such Grantor, now or hereafter included in such Intellectual Property Collateral, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office, the United States Copyright Office and any other domestic governmental authority, as applicable, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation- in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except, in each case, (A) as permitted by the Security Documents or (B) to the extent failure to do so could not reasonably be expected to cause a Material Adverse Effect.

(b) Except where failure to do so could not reasonably be expected to cause a Material Adverse Effect or where permitted by the Security Documents, each Grantor shall use proper statutory notice in connection with its use of owned Intellectual Property Collateral located in the United States. Except as could not be reasonably expected to have a Material Adverse Effect or where permitted by the Security Documents, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its owned Intellectual Property Collateral located in the United States may lapse or become invalid or unenforceable or placed in the public domain.

(c) Subject to pre-existing rights and licenses, each Grantor shall take all commercially reasonable steps to preserve and protect each item of Intellectual Property Collateral owned by such Grantor, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks owned by such Grantor, such that it will not be materially inferior to the quality of such products or services provided by such Grantor under such Trademarks as of the date hereof and taking all commercially reasonable steps to ensure that all licensed users of any such Trademarks use such standards of quality, except as permitted by the Security Documents.

(d) (i) With respect to Intellectual Property Collateral located in the United States owned by each Grantor and material to such Grantor’s business, such Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in any registered or applied-for Patents, Trademarks, and Copyrights located in the United States with the United States Patent and Trademark Office, the United States Copyright Office or any other domestic governmental authorities necessary to perfect the security interest granted hereunder in such registered or applied-for Intellectual Property Collateral.

(ii) Each Grantor hereby authorizes the Collateral Agent to file each Intellectual Property Security Agreement, IP Security Agreement Supplements (as defined below) or other documents with the U.S. Patent and Trademark Office or U.S. Copyright Office (or any successor office), for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Grantor hereunder in the Intellectual Property Collateral located in the United States, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

(e) Without limiting Section 2 hereof, each Grantor agrees that (i) should it obtain an ownership interest in any item of the type set forth in Section 2(r) hereof that is not, as of the Issue Date, a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (x) the provisions of this Agreement shall automatically apply thereto, (y) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto and (z) each Grantor shall execute and deliver to the Collateral Agent, or otherwise authenticate, an Intellectual Property Security Agreement covering such After-Acquired Intellectual Property located in the United States and material to such Grantor’s business, which such Intellectual Property Security Agreement shall be recorded with the United States Patent and Trademark Office or the United States Copyright Office to perfect the security interest granted hereunder in any registered or applied-for After-Acquired Intellectual Property located in the United States, as applicable and (ii) should it obtain an ownership interest in any item of the type set forth in Section 2(r) hereof after the date upon which it enters into an Intellectual Property Security Agreement pursuant to subsection (i) of this Section 10(e) (“Additional After-Acquired Intellectual Property”) (x) the provisions of this Agreement shall automatically apply thereto, (y) any such Additional After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto and (z) execute and deliver to the Collateral Agent, or otherwise authenticate, an IP Security Agreement Supplement covering such Additional After-Acquired Intellectual Property located in the United States and material to such Grantor’s business, which such IP Security Agreement Supplement shall be recorded with the United States Patent and Trademark Office or the United States Copyright Office to perfect the security interest granted hereunder in any registered or applied-for Additional After-Acquired Intellectual Property located in the United States, as applicable.

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Section 11. Voting Rights; Dividends; Etc.. (a) So long as no Event of Default shall have occurred and be continuing:

(i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided, however, that such Grantor will not exercise or refrain from exercising any such right in a manner prohibited by the Security Documents;

(ii) each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Security Documents; and

(iii) at the written request of each Grantor, the Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) all rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 11(a)(i) shall cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 11(a)(ii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions; and

(ii) all dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 11(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(c) In order to permit the Collateral Agent to exercise the voting and other consensual rights on behalf of the Secured Parties that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder while an Event of Default exists, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Security Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Security Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Security Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Security Collateral or any officer or agent thereof) during the continuance of an Event of Default upon two business days prior written notice to the applicable Grantor and which proxy shall only terminate upon the payment in full of the Obligations (other than contingent indemnification or other contingent obligations as to which no claim has been asserted have been made).

Section 12. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney-in-fact (such appointment being coupled with an interest), with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Collateral Agent (at the written direction of the Holders as required under the Indenture) may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

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(a) to obtain and adjust insurance required to be paid to the Collateral Agent;

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) to receive, indorse and collect any drafts or other instruments, documents and Chattel Paper, in connection with clause (a) or (b) above; and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 13. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, after providing prior written notice to such Grantor of its intent to do so, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 16.

Section 14. The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care with respect to the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in the Indenture. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in the Indenture.

Notwithstanding anything contained herein, in the Indentures, Security Documents or otherwise to the contrary, the Collateral Agent shall not have any duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any lien or security interest created hereunder, Indentures or under the Security Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral.

Notwithstanding anything to the contrary herein, the Collateral Agent shall be entitled to the same rights, protections, remedies, limitations of liabilities and indemnities provided for the Trustee under the Indenture as if each of those were expressly stated herein.

Section 15. Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms herein:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) or other applicable laws and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon written request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, but subject to pre-existing rights and licenses, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) to the maximum extent permitted by applicable law, exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of the other Collateral, and (B) exercise all other rights and remedies with respect to the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, to the maximum extent permitted by applicable law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. To the maximum extent permitted by applicable law, the Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(b) All payments received by any Grantor under or in connection with any of the Collateral shall be received in trust for the benefit of the Collateral Agent and, upon prior written notice to such Grantor, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(c) [Reserved].

(d) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied upon prior written notice to such Grantor by the Collateral Agent of its intention to do so (after payment of any amounts payable to the Collateral Agent pursuant to Section 16) in whole or in part by the Collateral Agent against, all or any part of the Obligations, in the manner set forth in the Indenture.

(e) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 15, each Grantor agrees that, upon written request of the Collateral Agent, such Grantor will, subject to pre-existing rights and licenses, at its own expense, use its reasonable best efforts to do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(f) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state or foreign securities’ laws, the Collateral Agent may be compelled, with respect to any sale or disposition of all or any part of the Security Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Security Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act of 1933), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Security Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or foreign securities laws, even if such issuer would agree to do so.

(g) Subject to compliance with applicable law, including the Securities Act of 1933 and the Exchange Act and all rules and regulations thereunder, the Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 15, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto; (ii) any information and projections and (iii) any other information in its possession relating to such Security Collateral.

(h) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Parties by reason of the failure by such Grantor to perform any of the covenants contained in Section 5, Section 15(e) and Section 15(f) above and, consequently, agrees that Section 5, Section 15(e) and Section 15(f) shall be specifically enforceable against such Grantor.

(i) Except as otherwise provided in any Security Document, with the written consent of the Holders, to the extent permitted by any such requirement of law, the Collateral Agent (or any other Person on its behalf) may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 15 without accountability to the relevant Grantor.

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(j) With respect to any Intellectual Property Collateral, the Collateral Agent may, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to the IP Rights, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the ratable benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 12 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the IP Rights; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or domain names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the IP Rights in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the IP Rights and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or a foreign jurisdiction or applicable domain name registrar to the Collateral Agent.

Section 16. Expenses. (a) Each Grantor, jointly and severally, agrees to reimburse the Collateral Agent and each other Secured Party for its reasonable and documented or invoiced out-of-pocket costs and expenses (including, without limitation, fees and expenses of counsel promptly following a written demand therefor) incurred hereunder as provided for in the Supplemental Indenture.

(b) The parties hereto agree that the Collateral Agent and the other Secured Parties shall be entitled to the benefits of, and the Grantors shall jointly and severally be subject to the indemnification obligations described in the Indenture.

Section 17. Amendments; Waivers; Additional Grantors; Etc.. (a) Subject to clause (b) below, no amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall have been consummated in accordance with the terms of the Indenture. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Security Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Security Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules I through V attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I through V, respectively, hereto, and the Collateral Agent may attach such supplemental schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Security Agreement Supplement and any reference to the Issue Date with respect to such Schedules with respect to such Additional Guarantor shall be deemed to mean the date on which the Schedules were supplemented in connection with such Additional Guarantor’s execution and delivery of the Security Agreement Supplement. The execution and delivery of any Security Agreement Supplement shall not require the consent of any other Grantor hereunder or any Secured Party (other than the Collateral Agent). The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 18. Notices, Etc.. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Grantor, addressed to it in care of the Issuer at the Issuer’s address specified in Section 11.01 of the Supplemental Indenture, if to the Collateral Agent, at its address specified in Section 11.01 of the Supplemental Indenture. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 11.01 of the Supplemental Indenture. Delivery by telecopier or in .pdf or similar format by electronic mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

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Section 19. Continuing Security Interest; Assignments under the Indenture. This Agreement shall create a continuing security interest in the Collateral and shall to the extent provided herein (a) remain in full force and effect until the payment in full of the Obligations (other than contingent indemnification or other contingent obligations as to which no claim has been asserted have been made), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the ratable benefit of the Secured Parties and their respective successors and permitted transferees and assigns.

Section 20. Release; Termination. (a) Upon any disposition of any item of Collateral (including any Equity Interest in any Subsidiary) of any Grantor permitted by, and in accordance with, the terms of the Indenture and the Security Documents (other than to another Grantor or to a Person becoming or required to become a Grantor at the time of such disposition), the assignment, pledge and security interest granted hereby with respect to such Collateral shall automatically terminate and all rights to such Collateral shall revert to such Grantor and the Collateral Agent will, at such Grantor’s expense and written request, execute and deliver (without recourse and without any representation or warranty of any kind (either express or implied)) to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment, pledge and security interest granted hereby; provided, however, that, such Grantor shall have delivered to the Collateral Agent a written request for release, together with, a form of release for execution by the Collateral Agent, a certificate of such Grantor to the effect that the transaction is in compliance with the Indenture and the Security Documents.

(b) Upon any Grantor ceasing to be a Subsidiary of the Issuer, the assignment, pledge and security interest granted herein by such Grantor with respect to its Collateral shall automatically terminate, all rights to such Collateral shall revert to such Grantor, such Grantor shall cease automatically to be a “Grantor” hereunder and all such Grantor’s obligations hereunder shall terminate automatically, and the Collateral Agent will, at such Grantor’s expense and written request, execute and deliver (without recourse and without any representation or warranty of any kind (either express or implied)) to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such Collateral and of such Grantor from this Agreement; provided, however, that, prior to any such release, together with a form of release for execution by the Collateral Agent, a certificate of such Grantor to the effect that the transaction is in compliance with the Indenture and Security Documents.

(c) Upon the payment in full of the Obligations (other than contingent indemnification or other contingent obligations as to which no claim has been asserted have been made)), the pledge and security interests granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense and written request, execute and deliver (without recourse and without any representation or warranty of any kind (either express or implied)) to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 21. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or in .pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

Section 22. The Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling (other than with respect to Section 2 hereof) in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

Section 23. Governing Law; Jurisdiction; Etc.. (a) GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED OT THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(b) SUBMISSION TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY OF NEW YORK (COLLECTIVELY, THE “SPECIFIED COURTS”), AND EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE EXCUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY MAIL (TO THE EXTENT ALLOWED UNDER ANY APPLICABLE STATUTE OR RULE OF COURT) TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 10.01 OF THE SUPPLEMENTAL INDENTURE WILL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH SUITE, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE GRANTORS AND THE COLLATERAL AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING IN THE SPECIFIED COURTS AND IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM ANY SUCH SUIT, ACTION OR OTHER PROCEEDING HAS BEEN BROUGHT IN AND INCONVENIENT FORUM.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

INSEEGO CORP.

By: /s/ Kurt. E. Scheuerman

Name: Kurt E. Scheuerman

Title: Chief Administrative Officer and General Counsel

Inseego wireless, inc.

By: /s/ Kurt. E. Scheuerman

Name: Kurt E. Scheuerman

Title: Chief Administrative Officer and General Counsel

Inseego north america, llc

By: /s/ Kurt. E. Scheuerman

Name: Kurt E. Scheuerman

Title: Manager

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WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Collateral Agent

By: /s/ Lizbet Hinojosa

Name: Lizbet Hinojosa

Title: Vice President

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